GLOBE LIFE INC. REPORTS
First Quarter 2020 Results

McKinney, TX, April 22, 2020—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended March 31, 2020, net income was $1.52 per diluted common share, compared with $1.65 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.73 per diluted common share, compared with $1.64 per diluted common share for the year-ago quarter.

COVID-19—The Company is closely monitoring the impact of the novel coronavirus (COVID-19) on the Company's business, distribution channels, employees, and policyholders. The Company did not incur material claims or significant disruptions to the business for the three months ended March 31, 2020. However, we do foresee some adverse impact to near-term sales activity, premium, policy benefits, and regulatory capital, although the full extent to which COVID-19 impacts financial results remains uncertain as of the date of this earnings release.

As a Company, we are committed to our employees, agents, customers, vendors, and shareholders in our resolve to maintain a stable and secure business. The Company has continued to operate at nearly full capacity while taking the necessary steps to ensure the health and safety of our employees through adherence to CDC and local government work guidelines. In addition, the Company has converted to virtual sales and recruiting processes to enable our agents to continue their activities. The Company continues to diligently monitor and respond to the coronavirus outbreak and is taking every reasonable measure to make sure customers continue to be served without interruption.

HIGHLIGHTS:

●	Net income as an ROE was 9.6%. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 14.1%.

●	Life underwriting margin at the American Income Life Division increased over the year-ago quarter by 7%. Health underwriting margin at the Family Heritage Division increased over the year-ago quarter by 11%.

●	Life premiums increased over the year-ago quarter by 7% at the American Income Life Division. Health premiums increased over the year-ago quarter by 8% at the Family Heritage Division.

●	Life net sales at the American Income Life Division increased over the year-ago quarter by 9%.

●	Total health net sales increased over the year-ago quarter by 9%.

●	1.6 million shares of Globe Life Inc. common stock were repurchased during the quarter.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

RESULTS OF OPERATIONS
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.
The following table represents Globe Life's operating summary for the three months ended March 31, 2020 and 2019:

Operating Summary
	Per Share
	Three Months Ended March 31,			Three Months Ended March 31,
	2020	2019	% Chg.	2020	2019	% Chg.
Insurance underwriting income(2)	$1.66	$1.56	6	$181,243	$174,819	4
Excess investment income(2)	0.57	0.58	(2)	62,737	65,555	(4)
Parent company expense	(0.02)	(0.02)		(2,331)	(2,643)
Income tax	(0.43)	(0.41)	5	(46,760)	(46,590)	—
Stock compensation benefit (expense), net of tax	(0.06)	(0.06)		(6,145)	(6,397)
Net operating income	1.73	1.64	5	188,744	184,744	2

Reconciling items, net of tax:
Realized gain (loss)—investments	0.04	0.01		4,548	1,050
Provision for credit losses	(0.23)	—		(25,165)	—
Part D adjustments—discontinued operations	—	—		—	(49)
Administrative settlements	—	—		—	(400)
Legal proceedings	(0.02)	—		(2,587)	—
Net income(3)	$1.52	$1.65		$165,540	$185,345

Weighted average diluted shares outstanding	109,132	112,329
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2020	2019
Net income as an ROE(1)	9.6%	12.9%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	14.1%	14.7%

	March 31,
	2020	2019
Shareholders' equity	$6,520,282	$6,043,426
Impact of adjustment to exclude net unrealized gains on fixed maturities	(1,210,561)	(969,242)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$5,309,721	$5,074,184

Book value per share	$60.98	$54.13
Impact of adjustment to exclude net unrealized gains on fixed maturities	(11.32)	(8.68)
Book value per share, excluding net unrealized gains on fixed maturities	$49.66	$45.45
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q1 2020 with Q1 2019:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 26% of the Company's insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance increased 5%, while net health sales increased 9%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended March 31, 2020 and 2019:

Insurance Premium Revenue
	Quarter Ended
	March 31, 2020	March 31, 2019	% Chg.
Life insurance	$649,630	$624,289	4
Health insurance	280,205	266,684	5
Total	$929,835	$890,973	4

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

INSURANCE UNDERWRITING INCOME
Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended March 31, 2020 and 2019:

Insurance Underwriting Income
	Quarter Ended
	March 31, 2020	% of Premium	March 31, 2019	% of Premium	% Chg.
Insurance underwriting margins:
Life	$178,803	28	$169,839	27	5
Health	63,465	23	61,514	23	3
Annuity	2,270		2,416
	244,538		233,769		5
Other income	325		241
Administrative expenses	(63,620)		(59,191)		7
Insurance underwriting income	$181,243		$174,819		4
Per share	$1.66		$1.56		6

Administrative expenses were $64 million, up 7.5% from the year-ago quarter. The ratio of administrative expenses to premium was 6.8%, compared with 6.6% for the year-ago quarter.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies, American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	March 31,
	2020		2019
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$99,815	33	$93,309	33	7
Direct to Consumer	38,475	17	37,368	17	3
Liberty National	18,939	26	17,981	25	5
Other	21,574	40	21,181	39	2
Total	$178,803	28	$169,839	27	5

Life Premium
	Quarter Ended
	March 31,
	2020	2019	% Chg.
American Income	$302,852	$281,767	7
Direct to Consumer	220,043	217,559	1
Liberty National	72,868	70,717	3
Other	53,867	54,246	(1)
Total	$649,630	$624,289	4

Life Net Sales(1)
	Quarter Ended
	March 31,
	2020	2019	% Chg.
American Income	$62,869	$57,551	9
Direct to Consumer	32,547	32,447	—
Liberty National	12,488	12,259	2
Other	2,709	3,083	(12)
Total	$110,613	$105,340	5
(1)Net sales is annualized premium issued (gross premium that would be received during the policies' first year in force and assuming that none of the policies lapsed or terminated), net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. We believe that net sales is a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	March 31,
	2020		2019
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$15,523	14	$15,887	15	(2)
Family Heritage	19,585	25	17,716	25	11
Liberty National	11,899	25	11,967	25	(1)
American Income	13,527	53	12,750	53	6
Direct to Consumer	2,931	15	3,194	16	(8)
Total	$63,465	23	$61,514	23	3

Health Premium
	Quarter Ended
	March 31,
	2020	2019	% Chg.
United American	$110,059	$102,905	7
Family Heritage	76,983	71,264	8
Liberty National	47,640	48,156	(1)
American Income	25,727	24,099	7
Direct to Consumer	19,796	20,260	(2)
Total	$280,205	$266,684	5

Health Net Sales(1)
	Quarter Ended
	March 31,
	2020	2019	% Chg.
United American	$14,464	$14,894	(3)
Family Heritage	16,281	13,030	25
Liberty National	5,943	5,565	7
American Income	4,752	3,899	22
Direct to Consumer	590	1,145	(48)
Total	$42,030	$38,533	9
(1)Net sales is annualized premium issued (gross premium that would be received during the policies' first year in force and assuming that none of the policies lapsed or terminated), net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. We believe that net sales is a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	March 31,			December 31,	March 31,			December 31,
	2020	2019	% Chg.	2019	2020	2019	% Chg.	2019
American Income	7,630	6,865	11	7,631	8,044	7,233	11	7,551
Liberty National	2,648	2,179	22	2,534	2,688	2,297	17	2,660
Family Heritage	1,227	1,002	22	1,228	1,290	1,020	26	1,286

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	March 31,
	2020	2019	% Chg.
Net investment income	$228,991	$226,673	1
Required interest:
Interest on net policy liabilities(1)	(145,446)	(139,840)	4
Interest on debt	(20,808)	(21,278)	(2)
Total required interest	(166,254)	(161,118)	3
Excess investment income	$62,737	$65,555	(4)
Per share	$0.57	$0.58	(2)
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 1%, while average invested assets increased 4%. Required interest on net policy liabilities increased 4%, in line with the increase in average net policy liabilities. The weighted average discount rate for the net policy liabilities was 5.7% and was in line with the year-ago quarter.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

The composition of the investment portfolio at book value at March 31, 2020 is as follows:

Investment Portfolio
	As of
	March 31, 2020
	Amount	% of Total
Fixed maturities at fair value(1)	$17,879,541	94%
Policy loans	579,133	3
Other long-term investments(2)	377,239	2
Short-term investments	272,601	1
Total	$19,108,514	100%
(1) On January 1, 2020, the Company prospectively adopted ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For available-for-sale fixed maturities, the standard removed the loss impairment methodology of a direct write-down of the amortized cost and replaced it with allowances for credit losses. As of March 31, 2020, fixed maturities at amortized cost were $16.4 billion less $32 million for allowance for credit losses.
(2) Includes $212 million of investments accounted for under the fair value option which have a cost of $202 million as of March 31, 2020.

Fixed maturities at amortized cost, net of allowance for credit losses by asset class as of March 31, 2020 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	March 31, 2020
	Investment Grade	Below Investment Grade	Total Amortized Cost
Corporate bonds(1)	$13,503,018	$669,301	$14,172,319
Municipals	1,582,294	—	1,582,294
Government-sponsored enterprises	318,887	—	318,887
Government & agencies	77,903	—	77,903
Collateralized debt obligations	—	56,733	56,733
Other asset-backed securities	117,779	14,175	131,954
Total	$15,599,881	$740,209	$16,340,090
(1) Please see our website for information regarding our energy portfolio.

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at March 31, 2020 and the corresponding amounts of net unrealized gains recognized in accumulated other comprehensive income (loss).

	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains	Fair Value
March 31, 2020	$16,371,944	$(31,854)	$1,539,451	$17,879,541

At amortized cost, net of allowance for credit losses, 95% of fixed maturities (97% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.39% during the first quarter of 2020, compared with 5.53% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	March 31,
	2020	2019
Amount	$211,754	$450,664
Average annual effective yield	3.8%	4.9%
Average rating	A+	A+
Average life (in years) to:
Next call	14.9	19.5
Maturity	27.0	28.2

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.6 million shares of Globe Life Inc. common stock at a total cost of $139 million for an average share price of $85.47. The Company has temporarily postponed future repurchases while we evaluate the impact that the COVID-19 pandemic will have on our operations.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by the volatile equity markets. While capital at the insurance companies is sufficient to support operations, the Company determined that it would be prudent to obtain additional financing in case additional liquidity was needed. As such, on April 9, 2020, the Company entered into a new 364 day $300 million term loan facility and drew the entire $300 million on April 15, 2020. Including $247 million of liquid assets that were available to the Company as of March 31, 2020, the Company has access to approximately $547 million of liquid assets for future liquidity needs. See the Form 8-K for the announcement about the term loan facility on www.sec.gov.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2020:

Globe Life projects that net operating income per share will be in the range of $6.65 to $7.15 for the year ending December 31, 2020. The reduction in our earnings guidance, as well as the wider range, reflects the impact of COVID-19 on our operations.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to: 1)Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions; 2)Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement); 3)Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance; 4)Interest rate changes that affect product sales and/or investment portfolio yield; 5)General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio)that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities; 6)Changes in pricing competition; 7)Litigation results; 8)Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic); 9)The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators; 10)The customer response to new products and marketing initiatives; 11)Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized; 12)Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems; 13) the severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and 14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic. Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its first quarter 2020 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, April 23, 2020. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:	Mike Majors, Executive Vice President - Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q1 2020 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2020
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2020	2019
Revenue:
Life premium	$649,630	$624,289
Health premium	280,205	266,684
Other premium	—	—
Total premium	929,835	890,973
Net investment income	228,991	226,673
Realized gains (losses)	5,757	1,329
Provision for credit losses	(31,854)	—
Other income	325	241
Total revenue	1,133,054	1,119,216

Benefits and expenses:
Life policyholder benefits	421,670	409,692
Health policyholder benefits	178,711	170,017
Other policyholder benefits	7,588	8,048
Total policyholder benefits	607,969	587,757
Amortization of deferred acquisition costs	143,837	135,822
Commissions, premium taxes, and non-deferred acquisition costs	78,937	73,465
Other operating expense	78,582	72,793
Interest expense	20,808	21,278
Total benefits and expenses	930,133	891,115

Income before income taxes	202,921	228,101
Income tax benefit (expense)	(37,381)	(42,707)
Income from continuing operations	165,540	185,394

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(49)
Net income	$165,540	$185,345

Total basic net income per common share	$1.54	$1.68

Total diluted net income per common share	$1.52	$1.65

GL Q1 2020 Earnings Release